Exhibit 99.1

CONTACT:
Debra McConnell	FOR IMMEDIATE RELEASE
Global Communications	Wednesday, May 21, 2025
(508) 390-2323

THE TJX COMPANIES, INC. REPORTS Q1 FY26 RESULTS; COMP SALES GROWTH OF 3%; PRETAX PROFIT MARGIN OF 10.3% AND DILUTED EPS OF $.92 BOTH ABOVE PLAN; MAINTAINS FULL YEAR FY26 GUIDANCE

•Q1 consolidated comparable sales increased 3%, at the high end of the Company’s plan, driven by an increase in customer transactions
•Q1 pretax profit margin of 10.3%, above the Company’s plan
•Q1 diluted earnings per share of $.92, above the Company’s plan
•Returned $1.0 billion to shareholders in Q1 through share repurchases and dividends
•Maintains full year FY26 comp sales growth, pretax profit margin, and diluted earnings per share guidance

Framingham, MA – The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the first quarter ended May 3, 2025. Net sales for the first quarter of Fiscal 2026 were $13.1 billion, an increase of 5% versus the first quarter of Fiscal 2025. First quarter Fiscal 2026 consolidated comparable sales increased 3%. Net income for the first quarter of Fiscal 2026 was $1.0 billion and diluted earnings per share were $.92 versus $.93 in the first quarter of Fiscal 2025.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am very pleased with our first quarter performance. Overall comp sales increased 3%, at the high end of our plan, and both profitability and earnings per share were above our expectations. Our teams across the Company delivered consumers exciting values on great brands and fashions and a treasure-hunt shopping experience, every day. All divisions, both in the U.S. and internationally, drove increases in comp sales and customer transactions, which underscores the strength of our value proposition. This also gives us confidence in our ability to gain market share across all of our geographies. The second quarter is off to a strong start and we are laser focused on executing all the key fundamentals of our off-price retail model. I am convinced that our broad assortments of great brands and fashions, at compelling prices, will continue to be a tremendous draw for shoppers seeking value. Further, I am confident that the strength, flexibility, and resiliency of our off-price business model will serve us well in today’s macro environment, as it has throughout our long, successful history. I am as confident as ever that we will bring our value proposition to even more customers around the world and keep growing our sales and profitability over the long term.”

Comparable Sales by Division

The Company’s comparable sales by division for the first quarter of Fiscal 2026 and Fiscal 2025 were as follows:

First Quarter Comparable Sales[1]
	FY2026	FY2025

Marmaxx (U.S.)[2]	+2%	+2%
HomeGoods (U.S.)[3]	+4%	+4%
TJX Canada	+5%	+4%
TJX International (Europe & Australia)[4]	+5%	+2%

TJX	+3%	+3%
1Comparable sales for FY2026 include e-commerce. 2Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 3Includes HomeGoods and Homesense stores. 4Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Net Sales by Division

The Company’s net sales by division for the first quarter of Fiscal 2026 and Fiscal 2025 were as follows:

	First Quarter Net Sales ($ in millions)[1]		First Quarter FY2026 Reported Sales Growth	First Quarter FY2026 Sales Growth on a Constant Currency Basis[2]
	FY2026	FY2025

Marmaxx (U.S.)[3]	$8,052	$7,750	+4%	N.A.
HomeGoods (U.S.)[4]	$2,254	$2,079	+8%	N.A.
TJX Canada	$1,144	$1,113	+3%	+7%
TJX International (Europe & Australia)[5]	$1,661	$1,537	+8%	+7%

TJX	$13,111	$12,479	+5%	+5%
1Net sales in TJX Canada and TJX International include the impact of foreign currency. 2Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency, below. 3Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 4Includes HomeGoods and Homesense stores. 5Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Margins

For the first quarter of Fiscal 2026, the Company’s pretax profit margin was 10.3%, above the Company’s plan and 0.8 percentage points below last year’s first quarter pretax profit margin of 11.1%.

Gross profit margin for the first quarter of Fiscal 2026 was 29.5%, down 0.5 percentage points versus last year’s 30.0%, primarily due to negative mark-to-market adjustments on inventory hedges.

Selling, general and administrative (SG&A) costs as a percent of sales for the first quarter of Fiscal 2026 were 19.4%, a 0.2 percentage point increase versus last year’s 19.2%. This is due to the lapping of a benefit from a reserve release last year and incremental store wage and payroll costs.

Net interest income negatively impacted first quarter Fiscal 2026 pretax profit margin by 0.2 percentage points versus the prior year.

Inventory

Total inventories as of May 3, 2025 were $7.1 billion, compared to $6.2 billion at the end of the first quarter of Fiscal 2025. Consolidated inventories on a per-store basis as of May 3, 2025, including distribution centers, but excluding inventory in transit and the Company’s e-commerce sites, were up 7% on both a reported and constant currency basis versus last year. Inventory on a constant currency basis reflects inventory adjusted for the impact of foreign currency, if any, as described below. The Company is taking advantage of the outstanding availability it is seeing in the marketplace and is well-positioned to flow fresh assortments to its stores and online this spring and summer.

Cash and Shareholder Distributions

For the first quarter of Fiscal 2026, the Company generated $394 million of operating cash flow and ended the quarter with $4.3 billion of cash.

During the first quarter of Fiscal 2026, the Company returned a total of $1.0 billion to shareholders. The Company repurchased 5.1 million shares of TJX stock for a total of $613 million and paid $420 million in shareholder dividends during the quarter.

The Company continues to expect to repurchase approximately $2.0 to $2.5 billion of TJX stock during the fiscal year ending January 31, 2026. The Company may adjust the amount purchased under this plan up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

Second Quarter and Full Year Fiscal 2026 Outlook

The Company’s second quarter and full year Fiscal 2026 guidance below assumes that the current level of tariffs on imports into the U.S. from China and other countries as of May 21, 2025 will stay in place for the remainder of the year. The Company’s full year Fiscal 2026 guidance assumes that it can offset the significant incremental pressure it has experienced and continues to expect from tariffs.

For the second quarter of Fiscal 2026, the Company expects consolidated comparable sales to be up 2% to 3%. The Company is planning second quarter Fiscal 2026 pretax profit margin to be in the range of 10.4% to 10.5%, down 0.4 to 0.5 percentage points versus the prior year’s 10.9%. The Company is planning second quarter Fiscal 2026 diluted earnings per share to be in the range of $.97 to $1.00, which would represent a 1% to 4% increase versus the prior year’s $.96. The Company’s second quarter Fiscal 2026 outlook includes an incremental negative impact from tariff costs on the merchandise it was committed to at the time additional tariffs were announced in March and April of 2025.

For the full year Fiscal 2026, the Company continues to expect consolidated comparable sales to be up 2% to 3%. The Company continues to plan full year Fiscal 2026 pretax profit margin to be in the range of 11.3% to 11.4%, down 0.1 to 0.2 percentage points versus the prior year’s 11.5%. The Company continues to expect full year Fiscal 2026 diluted earnings per share to be in the range of $4.34 to $4.43, which would represent a 2% to 4% increase over the prior year’s $4.26. For the full year Fiscal 2026, the Company is maintaining its assumption that unfavorable foreign currency exchange rates and transactional foreign exchange would have an approximately 0.2 percentage point negative impact to pretax profit margin and an approximately 3% negative impact to earnings per share growth.

Stores by Concept

During the fiscal quarter ended May 3, 2025, the Company increased its store count by 36 stores overall to a total of 5,121 stores and increased total square footage by 0.6% versus the prior quarter.

	Store Locations[1] First Quarter FY2026		Gross Square Feet First Quarter FY2026 (in millions)
	Beginning	End	Beginning	End

In the U.S.:
TJ Maxx	1,333	1,338	36.0	36.1
Marshalls	1,230	1,234	34.4	34.5
HomeGoods	943	950	22.1	22.2
Sierra	117	123	2.4	2.5
Homesense	72	75	2.0	2.1
In Canada:
Winners	307	310	8.4	8.5
HomeSense	160	161	3.8	3.8
Marshalls	109	110	2.9	2.9
In Europe:
TK Maxx	655	662	18.1	18.3
Homesense	75	74	1.4	1.4
In Australia:
TK Maxx	84	84	1.7	1.7

TJX	5,085	5,121	133.2	134.0
1Store counts above include both banners within a combo or a superstore.

Impact of Foreign Currency

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in the first quarter of Fiscal 2026 versus the prior year. The overall net impact of foreign currency exchange rates had a $.02 negative impact on first quarter Fiscal 2026 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s net sales and pretax profit margin, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to diluted earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

About The TJX Companies, Inc.

The TJX Companies, Inc., a Fortune 100 company, is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. Our mission is to deliver great value to customers every day. We do this by offering a rapidly changing assortment of quality, fashionable, brand name, and designer merchandise at prices generally 20% to 60% below full-price retailers’ regular prices on comparable merchandise. We operate over 5,100 stores across nine countries, including TJ Maxx, Marshalls, HomeGoods, Homesense, and Sierra in the U.S.; Winners, HomeSense, and Marshalls in Canada; TK Maxx and Homesense in Europe, and TK Maxx in Australia. We also operate e-commerce sites for TJ Maxx, Marshalls, and Sierra in the U.S. and three sites for TK Maxx in Europe. Our value mission extends to our corporate responsibility efforts, which are focused on supporting our Associates, giving back in the communities we serve, the environment, and operating responsibly. Additional information about TJX’s press releases, financial information, and corporate responsibility are available at TJX.com.

First Quarter Fiscal 2026 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s first quarter Fiscal 2026 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, May 27, 2025, or at TJX.com.

Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and between results in prior periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that affect overall comparability. Non-GAAP financial measures used in this press release include sales growth on a constant currency basis and inventory on a constant currency basis. The Company uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating the Company’s performance, including relative to others in the market. Management also uses these non-GAAP measures to consider underlying trends of the Company’s business and believes presenting these measures also provides information to investors and others to assist them in understanding and evaluating trends in the Company’s operating results or measure performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

Various statements made in this release are forward-looking, and are inherently subject to a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, the impact of tariffs on its business, business plans and prospects, dividends and share repurchases, and second quarter and full year Fiscal 2026 outlook. These statements are typically accompanied by the words “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. Each forward-looking statement contained in this press release is inherently subject to risks, uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from those expressed or implied by such statement. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; merchandise sourcing and transport; international trade and tariff policies; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in quarterly operating results and market expectations; inventory or asset loss; cash flow; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions during the fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors set forth under Item 1A of our most recent Annual Report on Form 10-K, as well as other information we file with the Securities and Exchange Commission ( “SEC”).

We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. You are encouraged to read any further disclosures we may make in our future reports to the SEC, available at www.sec.gov, on our website, or otherwise. Our forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements, unless required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended
	May 3, 2025	May 4, 2024
Net sales	$13,111	$12,479
Cost of sales, including buying and occupancy costs	9,246	8,739
Selling, general and administrative expenses	2,549	2,400
Interest (income) expense, net	(30)	(50)
Income before income taxes	1,346	1,390
Provision for income taxes	310	320
Net income	$1,036	$1,070
Diluted earnings per share	$0.92	$0.93
Cash dividends declared per share	$0.425	$0.375
Weighted average common shares – diluted	1,132	1,146

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	May 3, 2025	May 4, 2024
Assets
Current assets:
Cash and cash equivalents	$4,255	$5,059
Accounts receivable and other current assets	1,213	1,132
Merchandise inventories	7,127	6,218
Total current assets	12,595	12,409
Net property at cost	7,554	6,622
Operating lease right of use assets	9,924	9,499
Goodwill	95	95
Other assets	1,690	1,054
Total assets	$31,858	$29,679
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$4,414	$4,072
Accrued expenses and other current liabilities	4,753	4,413
Current portion of operating lease liabilities	1,660	1,615
Total current liabilities	10,827	10,100
Other long-term liabilities	972	894
Non-current deferred income taxes, net	154	156
Long-term operating lease liabilities	8,535	8,164
Long-term debt	2,867	2,863

Shareholders’ equity	8,503	7,502
Total liabilities and shareholders' equity	$31,858	$29,679

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirteen Weeks Ended
	May 3, 2025	May 4, 2024
Cash flows from operating activities:
Net income	$1,036	$1,070
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	296	264
Deferred income tax provision	8	24
Share-based compensation	33	38
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(34)	(32)
(Increase) in merchandise inventories	(604)	(266)
Decrease (increase) in income taxes recoverable	25	(3)
Increase in accounts payable	101	219
(Decrease) in accrued expenses and other liabilities	(540)	(542)
(Decrease) in net operating lease liabilities	(8)	(4)
Other, net	81	(31)
Net cash provided by operating activities	394	737
Cash flows from investing activities:
Property additions	(497)	(419)
Purchase of investments	(17)	(16)
Sales and maturities of investments	11	8
Net cash (used in) investing activities	(503)	(427)
Cash flows from financing activities:
Payments for repurchase of common stock	(613)	(509)
Cash dividends paid	(424)	(380)
Proceeds from issuance of common stock	50	90
Other	(61)	(41)
Net cash (used in) financing activities	(1,048)	(840)
Effect of exchange rate changes on cash	77	(11)
Net (decrease) in cash and cash equivalents	(1,080)	(541)
Cash and cash equivalents at beginning of year	5,335	5,600
Cash and cash equivalents at end of period	$4,255	$5,059

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended
	May 3, 2025	May 4, 2024
Net sales:
In the United States:
Marmaxx	$8,052	$7,750
HomeGoods	2,254	2,079
TJX Canada	1,144	1,113
TJX International	1,661	1,537
Total net sales	$13,111	$12,479
Segment profit:
In the United States:
Marmaxx	$1,107	$1,097
HomeGoods	230	198
TJX Canada	122	137
TJX International	72	61
Total segment profit	$1,531	$1,493
General corporate expense	215	153
Interest (income) expense, net	(30)	(50)
Income before income taxes	$1,346	$1,390

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1.During the first quarter ended May 3, 2025, the Company returned $1 billion to shareholders, repurchasing and retiring 5.1 million shares of its common stock at a cost of $613 million and paid $420 million in shareholder dividends. In February 2025, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.5 billion of TJX common stock from time to time. Under this program and previously announced programs, TJX had approximately $2.9 billion available for repurchase as of May 3, 2025.